STATE OF NEVADA
BARBARA K. CEGAVSKE Secretary of Stare KIMBERLEY PRO DI Deputy Secretary for Commercia7 Recordings		Commercial Recordings Division 202 N. Carson Street Carson City, NV 89701-4201 Telephone (775) 684-5708 Fax (775) 684-7138
OFFICE OF THE SECRETARY OF STATE

JEFF PARKER	Job:C20180308-0562
March 8, 2018

Special Handling Instructions:

EXP AMD-BL EMAILED 03/08/18 NEH

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Amendment	20180107662-53	3/8/2018 9:26:54 AM	1	$175.00	$175.00
24 Hour Expedite	20180107662-53	3/8/2018 9:26:54 AM	1	$125.00	$125.00
Total					$300.00

Payments

Type	Description	Amount
Credit	52054740557564372030941	$300.00
Total		$300.00

Credit Balance: $0.00

Job Contents:
File Stamped Copy(s):	1
Business License(s):	1

JEFF PARKER